Exhibit 99.4

Q4 2016 Earnings Prepared Comments
Surabhi Varshney, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation fourth quarter 2016 financial results recording. The date of this recording is February 1, 2017. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Surabhi Varshney, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President and Chief Financial Officer.
The Celanese Corporation fourth quarter 2016 earnings release was distributed via business wire this morning and posted on our website, www.celanese.com, in the Investor Relations section, along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will review our consolidated full year and fourth quarter results and discuss our outlook for 2017. Chris Jensen will then cover cash flow generation and deployment. On the conference call later today, Mark, Chris, Scott Sutton, and Pat Quarles will all be available to answer questions.
I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Surabhi, and welcome to everyone listening in today. I'll start with a few comments on the full year and fourth quarter, and then wrap-up with our current view of 2017.
Before I discuss our financial results, I would like to draw your attention to another exciting acquisition we just announced this morning an agreement to acquire the nylon compounding division of Nilit Plastics, a major independent producer of high performance nylon, fibers and compounds. Nilit Plastics has one of the most comprehensive nylon portfolios in the market with locations in Europe and Asia. It is recognized in the industry as a solutions provider and has a highly functionalized nylon portfolio. It has a significantly high amount of specified business and numerous UL product certifications especially in the electronics and electrical space. Nylon's growing importance in the auto, electrical, and consumer industries as a material of choice will open new markets and opportunities for Celanese. While the acquisition will be immediately accretive, it will take a bit longer to close, which means the impact on 2017 earnings will be de minimis. Next year, Nilit should add about half the earnings per share as SO.F.TER. and then grow from there. As you know, in the last few years, we have devoted a lot of energy to implement a differentiated model in engineered materials which enables us to identify and address customer needs efficiently leading to faster commercializations. Both the Nilit and recently closed SO.F.TER. acquisitions are critical next steps in our evolution and are key to maintaining our momentum. We have clearly demonstrated the potential of our opportunity pipeline model and these acquisitions allow us to take this model and apply it beyond Celanese legacy polymers to drive future growth. We are really looking forward to teaming up with our talented colleagues at Nilit bringing new and exciting solutions to our customer base and in the process creating greater value for our shareholders.
Along with delivering strong financial results in the year, we made significant progress along safety and environmental metrics. Let me share a few successes. As you know, providing a safe workplace for our employees and contractors is of paramount importance to us and we have one of the lowest OSHA recordable injury rates among North American chemical peers. However, we are not satisfied and continue to look for opportunities to improve. In fact, I am happy to report that over the last two years, we have reduced our global injury rate by 26 percent and also reduced the severity of injuries meaningfully in 2016. The other imperative for us is environmental stewardship. At Celanese, we take our impact on our surroundings very seriously and measure ourselves internally by a more stringent standard than industry requirements. Our efforts were recognized by the industry, and we won the prestigious 2016 EPA ENERGY STAR Partner of the Year Award in the US and the CPCIF Award for energy reduction in Nanjing, China.

Looking at 2016 fully consolidated results, I am happy to report GAAP earnings of $6.19 per share, and record adjusted earnings of $6.61 per share. We generated record free cash flow in 2016 and returned $701 million of cash to investors by increasing dividends and repurchasing shares. Our global teams came together to deliver yet another year of strong growth despite multiple headwinds.
Materials Solutions generated $897 million of core income, an increase of 11 percent year over year and a record core income margin of 38 percent. Both the Advanced Engineered Materials and Consumer Specialties segments delivered their highest segment income margins ever at 33 percent and 45 percent respectively. Engineered materials drove growth for the core with a 45 percent increase in segment income over the previous year to $357 million, driven by our success in commercializing projects and strong demand for our products in Asia.
This is a particularly interesting time in the engineered materials business where we are having great success with our differentiated business model. Leveraging one of the broadest polymer portfolios in the industry to systematically address unmet customer needs. To take this success a step further, we completed the acquisition of SO.F.TER. group and recently announced an agreement with Nilit, both of which will allow us to apply the model to additional polymers, markets and functionality.
In 2016, we managed more than 4,000 projects and commercialized 1,385 projects, which is almost 3 times higher than just a few years ago. The credit of this achievement goes to the women and men in our engineered materials team who carefully analyze each opportunity and then allocate resources, on a daily basis, to execute on the most promising and sustainable initiatives. One such interesting project is related to electric vehicles. Weight reduction is a key focus for electric vehicle manufacturers, and they currently use several Celanese polymers in different parts of the vehicle. We worked closely with our customer, who leads innovation in this area, to develop a cooling tube that reduced both weight and space. Keep in mind that a cooling tube ensures that batteries don't over heat and therefore needs to operate without fail in a harsh environment. The flexible cooling-tube, built from our new advanced polymer, can resist aggressive coolant exposure and maintain flexibility over a broad range of temperatures. In 2017, we will keep our focus on identifying similar exciting opportunities to address unmet customer needs.
Consumer Specialties grew segment income slightly and improved segment income margins by 260 basis points versus 2015 which is an impressive feat in a year where we had headwinds from 8 percent year-over-year lower tow pricing. Tow volumes were slightly higher in 2016, as the industry recovered from destocking in 2015, and we worked hard on productivity initiatives that helped us offset the lower pricing.

Overall for the materials core, strong performance in Advanced Engineered Materials, volume growth in both segments, and productivity gains drove growth despite lower pricing and a decline in equity affiliates earnings.
The Acetyl Chain core income in 2016 was $454 million, 9 percent lower year over year, due to pricing pressure in a weak demand environment. Chain pricing was lower versus 2015, much of that due to lower methanol pricing for the year. We worked tirelessly in the core to utilize the optionality of our global footprint and maximize profits by running our lowest cost assets in the US Gulf Coast and Singapore at higher rates. Commercial and operational flexibility, and savings from productivity allowed us to achieve a record core income margin in 2016 of 14.5 percent for the Acetyl Chain. This year, we started up our VAE unit in Singapore, earlier than expected and under budget, to supply environmentally-friendly emulsion polymers which are in high demand in Southeast Asia.
2016 was an incredible year for Celanese, and I am thankful for our teams around the world who contributed to these strong results.
Let's now shift our focus to the fourth quarter.
We reported GAAP earnings per share of $1.12 and adjusted earnings per share of $1.52, a 22 percent increase over the prior year as we overcame typical year end seasonality. Segment income margin was 22 percent, the highest fourth quarter we have ever reported and an increase of 280 basis points versus the prior year.
Materials Solutions' core income was $227 million, 17 percent better than the same quarter last year while margin was 38.5 percent, a 370 basis point year over year increase. Record income and margin performance in the core were driven by double digit volume growth, productivity improvements and lower input material costs which more than offset mix-driven price declines. A key driver of growth in the segment was the launch of 389 value-enhancing projects. As we become more efficient in identifying projects that address an immediate customer need and therefore a real opportunity for us to commercialize a unique solution, we are creating new demand for our polymers. This coupled with our growth in Asia makes us less susceptible to fourth quarter seasonality.
In Consumer Specialties, our team did an incredible job of maintaining profitability year over year for the fourth quarter despite 10 percent lower tow pricing by driving productivity.

The Acetyl Chain posted core income of $86 million, which was 5 percent higher year over year reflecting the strength of our flexible commercial model. Productivity efforts and lower raw material costs helped in driving growth despite a 3 percent decline in pricing year over year.
Before covering our 2017 outlook, let me share what we are currently seeing in the raw materials environment. In early 2016, the Chinese government curbed coal production, and coal prices increased 75 percent to about 700 RMB or $100 per ton through the year. In methanol, capacity additions in the western hemisphere have changed global trade flows, pressuring prices globally throughout the first half of the year. As we progressed through the year, higher cost Chinese coal-based methanol and robust MTO operating rates allowed global prices to recover from a low of $200 per ton to about $350 per ton. In China, methanol is currently about $430 per ton due to strong demand and lower import volume. In the US, gas curtailments in Trinidad and a series of unplanned industry outages, pushed methanol contract prices into the $400 per ton range.
Regarding ethylene, 2016 was a heavy turnaround year for US Gulf Coast with several delays in startups that kept prices high throughout the year. US contract prices were up 40 percent in the year to almost $700 per ton. 2017 has started off along the same lines, with unplanned industry outages, delays in new ethylene supply and inventory build for turnarounds, which have all pushed spot ethylene prices up to $770 per ton. Similarly, in Asia and Europe, a tight supply environment has kept ethylene prices at elevated levels.
With that background, let's now discuss our outlook for 2017 and the factors that are expected to impact our earnings trajectory throughout the year. In engineered materials we have succeeded in creating demand for our polymers through our opportunity pipeline and have also seen tremendous growth in China for all of our polymers. The progress here has allowed us to offset the typical fourth quarter seasonality, flattening the sequential quarterly variance in earnings. This year, we have heavy turnaround activity planned for the first half which includes a site-wide scheduled outage at our largest acetyl facility in Clear Lake, Texas. There are also other industry outages scheduled for the first half that will benefit acetyl products in the second half. The recent uplift in raw materials is encouraging for the Acetyl Chain, and we expect that as we roll through the year, this momentum in raw materials will build and drive incremental earnings growth for the chain. All these factors plus saluting some unique one time earnings in the first quarter of 2016 result in a back-half earnings profile for the year, with the second half approximately 35 to 40 cents higher in earnings per share compared to the first.
2017 will be another year of strong financial performance for Celanese supporting robust cash flow generation. Our current view of the opportunity pipeline in Advanced Engineered Materials estimates

1,900 project launches for the year, a more than 40 percent increase over 2016. This tremendous growth from our rapidly evolving project management capabilities, extension of our business model to recent acquisitions and strong demand in China, should add 35 to 45 cents of adjusted earnings per share this year, and offset the 40 cents of headwinds expected from tow previously reported. In the Acetyl Chain, our ability to flex the chain and leverage raw material optionality between the sites sets us up to take advantage raw material inflation. The Acetyl Chain should roughly add 25-35 cents of growth over last year, with the second half of the year much stronger than the first, for the reasons discussed earlier. Included in the growth for each core is approximately $100 million in gains from productivity initiatives across Celanese globally. We remain committed to buying back another $500 million worth of shares in 2017 and continue dividend growth. All in, we anticipate growing adjusted earnings per share in the range of 8 to 11 percent for the year, which also puts us on-track to achieve our 2018 targets.
With that I will turn it over to Chris.

Chris Jensen, Celanese Corporation, Chief Financial Officer

Thanks, Mark.
Let me start with a quick comment on the mark-to-market pension impact in the fourth quarter. We recognize actuarial gains and losses and changes in the fair value of plan assets in operating results during the fourth quarter each year. This year we had a net actuarial loss of $102 million mainly from lower interest rates with the obligations carried at net present value. SG&A was impacted $96 million, cost of sales $5 million, and R&D $1 million. In the prior year, we had a net actuarial loss of $126 million with $115 million in SG&A, $9 million in cost of sales, and $2 million in R&D. There were no other significant pre-tax items in the fourth quarter of 2016 that differed between our GAAP results and our adjusted results.
Let's now review cash flow. We reported record adjusted EBIT in 2016 which contributed to another year of robust cash flows. We made a $300 million discretionary contribution to our U.S. pension plan in the fourth quarter. Before including the impact of this deleveraging action, our free cash flow was an impressive $923 million this year. Capex was $246 million for the year, and we expect it to remain in the $250-300 million range for the next couple of years. We are comfortable with our three-year free cash flow target of $2.5 billion but believe that it will be down some in 2017 over 2016 due to US bonus depreciation tax deductions that benefited 2016. The strong cash flow enabled us to return $701 million to our shareholders, $500 million of share repurchases and the remainder through dividends. We increased our dividends per share by 20 percent early in the year and we have over $500 million remaining under our share repurchase authorization which we plan to execute in 2017.
On taxes, the effective US GAAP rate for 2016 was 12 percent versus 41 percent in the prior year. The lower rate in 2016 resulted from valuation allowance reductions. Additionally, the GAAP tax rate was higher in 2015 due to the ethanol asset write-off and a raw materials contract termination. The tax rate for adjusted EPS for the year was 17 percent, versus 18 percent in the prior year.
Before I wind-up my comments, I wanted to touch on potential tax reforms in the US. Keep in mind that we are early in the legislative process, so much could change, and many details remain to be seen. There are many elements of the proposal, but I’ll focus on two big items, the proposed territorial tax system and the border adjustment tax. The territorial tax system, if implemented, will allow us to more efficiently repatriate cash to the United States to support debt service, share repurchases, and dividend payments. However, it's expected that the transition to the territorial system will include taxation of cumulative undistributed non-US earnings. The tax rate on those earnings, the time period covered, and the time granted to pay the tax are important details that we will have to watch to understand the transition impact to Celanese. Second, since Celanese is a net exporter, we expect the border adjustment tax to be favorable to our income tax obligations in the US. However, beyond the income tax line, some believe that there are secondary economic impacts that are too complex to be estimated at this time. We will remain engaged in Washington DC and with other industry efforts to stay abreast on these reforms.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call later today. Thank you.